UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting material pursuant to §240.14a-12

NETLOGIC MICROSYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

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The following solicitation material was prepared by NetLogic Microsystems, Inc. and relates to the 2010 Annual Meeting of Stockholders.

NetLogic Microsystems

2010 Annual Meeting Proxy Solicitation Summary

May 21, 2010

Proposal 1: Re-elect Leonard Perham and Alan Krock to the board of directors

Proposal 2: Approve an increase of 2,700,000 shares under the 2004 Equity Incentive Plan

Proposal 3: Ratify PricewaterhouseCoopers as the company’s independent accounting firm.

The board recommends that shareholders vote FOR all proposals.

Proposal 2: Approve an increase of 2,700,000 shares under the 2004 Equity Incentive Plan.

Reasons to vote FOR

•	The requested increase in shares is expected to last through 2012.

•	NetLogic is a high-growth semiconductor company headquartered in Silicon Valley, and must compete with other successful companies for a limited pool of talent.

•	NetLogic’s equity program is broad-based; almost all employees receive equity awards, with approximately 71% of all outstanding awards held by non-executive employees.

•	NetLogic’s revenue and operations have grown rapidly since its IPO in 2004.

•	The recent acquisitions of RMI Corporation, Aeluros, Inc, and the network search businesses of Integrated Device Technologies and Cypress Semiconductor have been essential drivers of this growth.

•	Headcount has increased from 78 employees in 2004 to 564 in March 2010.

•

Equity awards play a key part in the successful integration of these acquisitions, retaining our skilled employees and recruiting the finest new employees to enable us to continue to grow, develop new products, and deliver increased shareholder value.

•

Opportunistic acquisitions are likely to remain a critical component of the company’s growth strategy and we must have an adequate reserve of equity awards to help us to complete these acquisitions and retain the key target company employees.

Other Intended Changes to the 2004 Plan

If the increase in shares is approved by shareholders our board of directors intends to amend the 2004 Plan as follows:

•

Removal of the “evergreen” provision which provides for the automatic increase in shares every year. By removing the annual increase, we will forgo the automatic increase of an estimated 1,200,000 shares prior to the expiration of the Incentive Plan in April 2014.

•	Prohibit the ability to re-price underwater stock options and other rights without shareholder approval except in conjunction with certain adjustments in our capitalization.

•	Prohibit the ability to grant nonstatutory stock options and SARs below fair market value on the date of grant.

Voting Power Dilution and Burn Rate

NetLogic is striking a balance between the dilutive effect of the plan and the need to retain, attract, and reward employees. Measures have been put in place to reduce dilution and burn rate.

•	We have been granting awards with extended vesting periods.

•	Excluding the impact of acquisitions, we have reduced annual equity spending as a percentage of outstanding stock over each of the last 3 years.

•

We will commit to limit our gross burn rate to approximately 5% of the weighted average number of shares outstanding at the end of each fiscal year, excluding grants made to employees in connection with potential acquisitions. This commitment is in line with those of other Russell 3000 Semiconductor and Semiconductor Equipment companies.

•	As part of this commitment, grants of full value awards will be counted as 2X option grants.

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The vast majority our existing potential dilution is represented in the overhang (awards granted but not yet exercised). 100% of the outstanding awards are in-the-money and 56% of these awards are vested. We believe this gives a strong indication that employees are holding onto these awards as they believe in the future value of the company. This provides for long-term alignment with the interests of shareholders.

Proposal 1: Re-elect Leonard Perham and Alan Krock to the board of directors

•	No changes in board or committee membership from 2009.

•	No shareholder concern over board members, 2009 nominees received support of approximately 89% of the shares outstanding.

•	We have separated the roles of Chairman and CEO, with Mr. Perham serving as our independent lead director. Mr. Perham also serves as a member of our compensation committee.

•	Mr. Krock serves as chairman of our audit committee and is deemed a “financial expert.”

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On April 27, 2010, NetLogic Microsystems, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) regarding its 2010 Annual Meeting of Stockholders (“Annual Meeting”). Stockholders of NetLogic Microsystems, Inc. are urged to read the definitive proxy statement and any other relevant materials filed by NetLogic Microsystems, Inc. with the SEC because they contain, or will contain, important information about NetLogic Microsystems, Inc. and the Annual Meeting. The definitive proxy statement and any other document filed by NetLogic Microsystems Inc. with the SEC may be obtained free of charge at the SEC’s web site at http://www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by NetLogic Microsystems Inc. on the “Investor Information” pages of http://www.netlogicmicro.com, or by contacting Roland Cortes at (650) 961-6676. Stockholders should read the definitive proxy statement and other relevant materials when they become available before making any voting decision with respect to the matters to be acted on at the Annual Meeting.